As filed with the Securities and Exchange Commission on April __, 2000.

                                                  REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                                   LABTEC INC.
             (Exact name of registrant as specified in its charter)


        MASSACHUSETTS                               3577                                04-3116697
(State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
 incorporation or organization)           Classification Code Number)               Identification No.)
                                    1499 S.E. TECH CENTER PLACE, SUITE 350
                                          VANCOUVER, WASHINGTON 98683
                                                 360-896-2000

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              ROBERT G. WICK, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   LABTEC INC.
                     1499 S.E. TECH CENTER PLACE, SUITE 350

                               VANCOUVER, WA 98683

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              MARK S. HIRSCH, ESQ.
                                PARKER CHAPIN LLP
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                                 (212) 704-6105

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


CALCULATION OF REGISTRATION FEE
====================================================================================================================

                                                          Proposed            Proposed

                                     Amount                Maximum             Maximum
       Title Of Shares                To Be            Aggregate Price        Aggregate            Amount Of
       To Be Registered            Registered           Per Share(1)       Offering Price      Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.01 per share........       262,237              $7.375             $1,933,998             $510.58

====================================================================================================================

(1) Represents the shares of Common Stock being registered for resale by the selling stockholder. Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked price on the OTC Bulletin Board on April 3, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

            PROSPECTUS (SUBJECT TO COMPLETION, DATED APRIL 10, 2000)

                         262,237 SHARES OF COMMON STOCK

                                   LABTEC INC.

                     1499 S.E. TECH CENTER PLACE, SUITE 350

                               VANCOUVER, WA 98683

         The selling stockholder named in this prospectus is offering to sell an aggregate of 262,237 shares of common stock. Labtec will not receive any of the proceeds from the offering.

   The common stock is quoted on the OTC Bulletin Board under the symbol LABT.

                           --------------------------


                     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------




                          Prospectus dated       , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY..........................................................3
RISK FACTORS................................................................4
SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION...............................10
DESCRIPTION OF CAPITAL STOCK...............................................12
SHARES ELIGIBLE FOR FUTURE SALE............................................13
LEGAL MATTERS..............................................................13
EXPERTS....................................................................13
ABOUT THIS PROSPECTUS......................................................13
WHERE YOU CAN FIND MORE INFORMATION........................................14

                               PROSPECTUS SUMMARY

         This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section. In general, the terms "we" or "Company" refer to Labtec Inc.

                                   THE COMPANY

         We are a leading developer and marketer of high technology accessories for personal computers and workstations. We offer a broad array of products, including computer speakers, subwoofers, voice access microphones, headphones and accessories, three-dimensional, or 3D, input controllers, 3D gamepads and storage devices for secure computer systems and networks. Our strategy is to offer a growing assortment of products based on our own technology through various distributors. We currently sell to many of the largest retailers, distributors and computer equipment manufacturers in the world.

                                  THE OFFERING


Common Stock Offered by the Selling Stockholder................     262,237 shares of common stock

Common Stock Outstanding after the Offering....................      4,024,072 shares

Trading Symbol.................................................     LABT

Risk Factors...................................................     You should note that an investment in the
                                                                    securities offered in this prospectus involves
                                                                    a high degree of risk.  See "Risk Factors."


                                  RISK FACTORS

         An investment in the common stock offered in this prospectus involves a high degree of risk. Prospective investors should consider the specific risk factors set forth below as well as the other information contained in this prospectus.

OUR FUTURE PROFITABILITY IS UNCERTAIN BECAUSE WE HAVE A LIMITED OPERATING
-------------------------------------------------------------------------
HISTORY.
--------

         Because we began manufacturing 3D graphic devices and computer storage equipment in 1999, we only have a limited operating history on which you can base your evaluation of our business. We may not continue to grow or achieve profitability. We face a number of risks encountered by early stage companies in the electronics industry, including:

     o the uncertainty of market acceptance of commercial services utilizing our products;

     o our substantial dependence on products with only limited market acceptance to date;

     o our need to introduce reliable products that meet the needs of our customers for computer graphics software and hardware and data storage;

     o our need to expand our marketing, sales, consulting and support organizations, as well as our distribution channels;

     o    our ability to anticipate and respond to market competition;

     o    our need to manage expanding operations; and

     o    our dependence upon key personnel.

     We may not be able to successfully address these risks.

OUR BUSINESS WILL NOT GROW WITHOUT INCREASED USE OF 3D GRAPHICS.
----------------------------------------------------------------

         Our future success will continue to depend on sales of our computer graphics software and hardware products designed to be used with 3D graphic interfaces. Our ability to increase product sales depends in part on the continued development of products that incorporate 3D graphic interfaces. There can be no assurance that the market for 3D graphic interfaces will continue to grow or that we will be able to respond effectively to the evolving requirements of such market.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE.
---------------------------------------------------------------

         The market for our products and services is becoming increasingly competitive. The widespread adoption of new industry standards, rapidly changing technology and short product life cycles may make it easier for new and existing competitors to introduce products that compete with our computer graphics software and hardware products. We expect that we will compete primarily on the basis of time to market, functionality, price, quality, breadth of product and service offerings, industry position and experience. We may not be able to compete effectively on these or other bases and, as a result, our revenues and income may decline, which would harm our business. Some of our competitors have significantly greater financial, marketing and other resources, generate greater revenues and have greater name recognition and international experience than we do.

WE MAY NOT ACHIEVE OR SUSTAIN OUR REVENUE OR PROFIT GOALS.
----------------------------------------------------------

         Because we expect to continue to incur significant product development, sales and marketing, and administrative expenses, we will need to generate significant revenue to become and remain profitable on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our ability to do so depends on a number of factors outside of our control, including the extent to which:

     o there is market acceptance of commercial products that use our computer graphics software and hardware;

     o our competitors announce and develop competing products or significantly lower their prices; and

     o    we are able to upgrade our software to respond to new technologies.

OUR REVENUES TO DATE HAVE BEEN DERIVED FROM A RELATIVELY SMALL NUMBER OF
----------------------------------------------------------------------------
CUSTOMERS AND THE FAILURE TO RETAIN THESE CUSTOMERS OR ADD NEW CUSTOMERS MAY
----------------------------------------------------------------------------
HARM OUR BUSINESS.
------------------

         To date our revenues have been derived from a relatively small number of customers. We had two customers that represented 17% and 15% of net sales, respectively, for the year ended March 31, 1997; 21% and 13% of net sales, respectively, for the year ended March 31, 1998; and 15% and 11% of net sales, respectively, for the year ended March 31, 1999. We expect that these customers will continue to represent a significant percentage of our revenue for the foreseeable future. There can be no assurance that we will be able to retain these customers or, in the event of a reduction or loss of business from these customers, that we would be able to replace lost orders with other sales. The occurrence of any such events could have a material adverse effect on our operating results. Our future success depends on our ability to increase revenues from sales of our computer graphics software and hardware products. Any failure by us to capture a significant share of customers could materially harm our business.

IF WE HIRE A RESELLER WHO FAILS TO MARKET OUR PRODUCTS AND SERVICES EFFECTIVELY
----------------------------------------------------------------------------
OR WHO PROVIDES POOR CUSTOMER SERVICE, OUR REPUTATION WILL SUFFER AND WE COULD
----------------------------------------------------------------------------
LOSE CUSTOMERS.
---------------

         While we currently market and sell a significant portion of our products directly to users, we expect that we will sell an increasing amount of our product through third-party distributors, such as original equipment manufacturers, or OEMs, and value added resellers, or VARs. Such OEMs and VARs are not under our control and may stop selling and marketing our products without notice. In addition, if we hire a reseller who fails to market our products and services effectively, we could lose market share. Also, if a reseller provides poor customer service, we could lose brand equity. Therefore, we must maintain and hire additional resellers throughout the world that are capable of providing high-quality sales and service efforts. If we lose a reseller in a key market, or if a current or future reseller fails to adequately provide customer support, our reputation could suffer and sales of our products and services and our customer base may be substantially diminished.

OUR PRODUCTS MAY NOT SUCCESSFULLY PENETRATE THE CONSUMER MARKETPLACE.
---------------------------------------------------------------------

         Sales to retail customers require significant marketing and sales expenditures and post-sale product support costs. Penetration of the consumer market depends in large part on building relationships with distributors and retailers. An increasing number of vendors compete for access to these distributors and retailers, which generally offer products of several different companies, including products competitive with our products. We anticipate spending substantial capital to increase penetration of these distribution channels. In the future, we intend to reach the consumer marketplace through three strategies: (1) retail sales, (2) OEM sales, and (3) technology licensing and component sales to producers of hardware platforms, such as console game systems and personal computers. There can be no assurance that we will be successful in implementing any of these marketing strategies in the consumer marketplace or in launching any new products into these markets, or that any negotiations with leading manufacturers, OEMs or distributors in this marketplace will be successfully completed on terms favorable to us.

         If we successfully penetrate the retail market, we believe that our gross margins would decrease due to the anticipated reduced sales prices for our products. This is due to the fact that we believe that we must competitively price our products in order to penetrate this market and that we anticipate an increased cost of revenues in the retail market. We further anticipate that our results from retail sales will be significantly affected by seasonality due primarily to the increased demand for 3D game and entertainment products during the year-end holiday buying season. Retail distributors typically expect that they will be permitted to return inventory to us for credit against other purchases. In addition, we anticipate that retail distributors will require price protection clauses in agreements with us under which we will be obligated to grant credits if we reduce selling prices on products previously purchased by the distributor. Also, if we generate significant retail sales relative to OEM sales, there is a greater risk of increased product returns and warranty claims. We have established reserves for product returns and warranty claims based on previous experience and future expectations. If we are successful in penetrating the retail market, there can be no assurance that these reserves will be adequate or that product returns and warranty claims and price protection adjustments will not have a material adverse effect on our future operating results.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS.
------------------------------------------------------------

         To continue to be successful, we must develop new products and improve existing products while managing anticipated growth by implementing effective planning and operating processes. To manage anticipated growth, we must:

     o continue to implement and improve our operational, financial and management information systems;

     o    hire, train and retain additional qualified personnel; and

     o    continue to expand customer service and technical support.

         If we fail to manage our growth effectively, our business could suffer materially.

OUR COMPUTER GRAPHICS SOFTWARE AND HARDWARE PRODUCTS MAY CONTAIN DEFECTS OR
----------------------------------------------------------------------------
ERRORS AND SHIPMENTS OF OUR PRODUCTS MAY BE DELAYED.
----------------------------------------------------

         The computer graphics software and hardware products we develop are complex and must meet the stringent technical requirements of our customers. We must continue to develop our products quickly to keep pace with the rapidly changing electronics market. Computer graphics software and hardware products as complex as ours may contain undetected errors or defects, especially when first introduced or when new versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in lost revenues, diverted development resources and increased service and warranty costs, any of which could harm our business.

OUR QUARTERLY OPERATING RESULTS MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND
----------------------------------------------------------------------------
OUR STOCK PRICE MAY BE VOLATILE.
--------------------------------

         Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. At our current level of operations, most of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results. If we do not meet the expectations of investors and analysts in a given quarter, our common stock price could decline. Fluctuations in our common stock price may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive nature of our business, the market price of our common stock may fall, or rise, in response to:

     o    announcements of technological or competitive developments;

     o    acquisitions or strategic alliances by us or our competitors;

     o    the gain or loss of a significant customer or order; and

     o conditions in the electronics industry and economic conditions generally.

Due to these factors, quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods and, because of the potential variability due to these factors, you should not rely upon results of past periods as an indication of our future performance. In addition, the long-term viability of our business could be negatively impacted if there were a downward trend in these factors.

WE MAY NOT BE ABLE TO DEFEND OUR PATENTS FROM INFRINGEMENT BY COMPETITORS.
--------------------------------------------------------------------------

         Our success is heavily dependent upon our proprietary computer graphics software and hardware technology. We rely on a combination of patent, trade secret, copyright and trademark law, software license agreements, non-disclosure agreements and technical measures to protect our rights pertaining to our products. Such protection may not stop competitors from developing products with features similar to our products. Our success will depend in part on our ability to obtain and defend United States and foreign patent protection for our products and preserve our trade secrets. The laws of certain countries do not protect our products and intellectual property rights to the same extent as do the laws of the United States. Our issued patents, or any future patents, may not provide the Company with significant protection against competitive products. If patents issued to or licensed by us are infringed upon by others, or if unauthorized parties attempt to copy aspects of our products or to obtain and use information we regard as proprietary, it could harm our business.

WE RELY ON OUR SUPPLIERS AND ANY INTERRUPTION IN THE SUPPLY OF PARTS AND
----------------------------------------------------------------------------
COMPONENTS FOR OUR PRODUCTS COULD CAUSE A DECLINE IN SALES.
-----------------------------------------------------------

         We rely on outside suppliers for substantially all of our parts, components and manufacturing supplies. The microprocessor currently used in the manufacture of one of our hardware products is obtained from one supplier. The disruption or termination of the supply of microprocessors from this source could cause delays in the delivery of such products, which may harm our business.

         Our suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our computer graphics software or hardware products unless and until we are able to find or develop comparable products and services. We depend on third parties to deliver and support certain software and hardware products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes.

WE DEPEND ON OUTSIDE VENDORS AND ANY DELAYS IN DELIVERY OR QUALITY PROBLEMS MAY
----------------------------------------------------------------------------
REDUCE OUR ABILITY TO FILL CUSTOMER ORDERS.
-------------------------------------------

         We have and will continue to rely on outside vendors to manufacture hardware for our products. Any delays incurred or quality problems caused by any of the contract manufacturers may adversely affect our ability to fill customer orders. Our reliance on outside manufacturers, particularly those overseas, may limit our ability to obtain an adequate supply of required products and reduce our control over the price, timeliness of delivery, reliability and quality of finished products. If we cannot obtain timely delivery of products that meet our quality standards we may have to seek alternative vendors or manufacture our own hardware. Such events could delay our ability to ship products, which could damage our relationships with our customers.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL.
-----------------------------------------------------------------------------

         Because of the technical nature of our products and the dynamic market in which we compete, our continued performance depends on attracting and retaining highly skilled engineering, managerial, consulting, marketing and sales personnel. In particular, our future success depends in part on the continued services of each of our current executive officers and key employees. In order to increase our revenues significantly, we need to hire a substantial number of employees in the near future. Competition for qualified personnel in the electronics industry is intense. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions and it is difficult to hire and retain these persons. Competitors and others have attempted to recruit our employees in the past and may do so in the future.

WE MAY NEED ADDITIONAL FINANCING AND WE MAY NOT BE ABLE TO ATTAIN IT, WHICH
----------------------------------------------------------------------------
COULD PREVENT US FROM CARRYING OUT OUR BUSINESS STRATEGY.
---------------------------------------------------------

         Our need for additional financing in the future will depend on how quickly we can develop products, whether our products are widely accepted in the market, the amount of promotion and advertising costs needed to successfully launch new products and whether we need financing for possible acquisitions. Changes in technology or a growth of sales beyond our current manufacturing capabilities may also require further investment. We may have to seek additional funding by selling debt publicly or privately, which may be difficult to complete on terms favorable to us, or at all. If additional funds are raised by issuing stock, the percentage ownership of our then-current stockholders may be reduced and the holders of new stock may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt, the holder of this indebtedness may have rights senior to the rights of the holders of our common stock and the terms of this indebtedness could impose restrictions on our business operations. If we cannot raise adequate funds on acceptable terms, we may not be able to continue to fund our operations.

OUR CURRENT MANAGEMENT HAS CONTINUING CONTROL OF THE COMPANY.
-------------------------------------------------------------

         Marc J. Leder is our Co-Chairman, Senior Vice President, Finance, Chief Financial Officer, Treasurer, and Director and Rodger R. Krouse is our Co-Chairman, Clerk and Director. Mr. Leder is also the Vice President and Secretary and Mr. Krouse is the President and Treasurer of Sun Multimedia Advisors, Inc., which in turn is the general partner of Sun Multimedia Partners, L.P., our largest stockholder. Sun Multimedia Partners, L.P. owns approximately 48% of our issued and outstanding shares of common stock. As a result, Messrs. Leder and Krouse could exercise a significant influence over the control of the Company and on the outcome of matters submitted to our stockholders for approval. Their influence might not be consistent with the interests of other stockholders. In addition, they may be able to elect a majority of our directors, deter or cause a change in control of the Company and otherwise generally control our affairs.

INTERNATIONAL EXPANSION IS AN IMPORTANT PART OF OUR STRATEGY AND THIS EXPANSION
----------------------------------------------------------------------------
CARRIES SPECIFIC RISKS.
-----------------------

         International sales of products accounted for approximately 26%, 26% and 23% of our total revenues in the years ended March 31, 1997, 1998 and 1999, respectively. We expect international sales to continue to account for a significant portion of our revenues, although the percentage of our total revenues derived from international sales may vary. Risks inherent in our international business activities include business risks, economic and political risks, and legal risks.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD HARM OUR PROFITABILITY.
-----------------------------------------------------------------------------

         In connection with our international operations, we will incur expenses in a number of currencies. Fluctuations in the value of the United States dollar and foreign currencies may make our products more expensive than local product offerings. This could make our product offerings less competitive than local product offerings, which could harm our business. We do not currently engage in currency hedging activities to limit the risks of exchange rate fluctuations. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which could harm our business.

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

         The selling stockholder may offer its shares of our common stock at various times in one or more of the following transactions:

     o on any United States securities exchange on which our common stock may be listed at the time of such sale;
     o    in the over-the-counter market;
     o in transactions other than on such exchanges or in the over-the-counter market;
     o    in connection with short sales; and
     o    in a combination of any of the above transactions.

         The selling stockholder may offer its shares of common stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholder may use broker-dealers to sell its shares of common stock. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this prospectus.

         The selling stockholder and any broker-dealers or other persons acting on behalf of the selling stockholder that participates in the distribution of the shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer or sale of the shares pursuant to this prospectus. To the extent required under the Securities Act, we will file a supplemental prospectus to disclose (1) the name of any broker-dealers, (2) the number of shares involved, (3) the price at which such shares are to be sold,
(4) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable, (5) that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (6) other facts material to the transaction.

         The selling stockholder is selling all of the shares covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of these shares.

         Pursuant to a letter agreement entered into with the selling stockholder, we have agreed to indemnify and hold harmless the selling stockholder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or omission of a material fact made in this prospectus or the registration statement of which this prospectus is a part. The selling stockholder has agreed to indemnify us and our directors and officers, as well as any person that controls us, against some liabilities, including liabilities under the Securities Act of 1933, which may be based upon any untrue statement or omission from this prospectus, or the registration statement of which this prospectus is a part, if the statement or omission is based upon written information provided to us by the selling stockholder that we relied upon in connection with this prospectus.

         On December 1, 1999, the Selling Stockholder entered into a letter agreement with us to convert $1,500,000 principal amount of a $6,000,000 senior subordinated note issued on October 1, 1997 and due October 1, 2005, into shares of common stock of Labtec Inc. The conversion was effected at a conversion price equal to 75% of the average of the closing prices of Labtec Inc. common stock on the 20 business days prior to December 1, 1999, as adjusted for the Company's one-for-two reverse stock split effective December 1, 1999, resulting in the issuance of an aggregate of 262,237 shares.

         The following table includes information regarding the selling stockholder. Beneficial ownership of the common stock by the selling stockholder after the offering will depend on the number of shares of common stock sold by the selling stockholder.


                                                                                               SHARES OF COMMON STOCK
                                                                                                OWNED AFTER OFFERING
                                                                                          ---------------------------------
                                                            NUMBER OF         MAXIMUM
   NAME AND ADDRESS OF                                    SHARES PRIOR       AMOUNT TO
   SELLING STOCKHOLDER                                     TO OFFERING        BE SOLD        NUMBER           PERCENT
   -------------------                                     -----------        -------        ------           -------
The KB Mezzanine Fund II, L.P.......................         354,621          262,237       92,384              8.8%
c/o Equinox Investment Partners
19 Old Kings Highway South
Darien, CT 06820

                          DESCRIPTION OF CAPITAL STOCK

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and bylaws.

COMMON STOCK

         We are authorized to issue up to 25,000,000 shares of common stock. Before this offering, there were issued and outstanding 4,024,072 shares of common stock. The number of issued and outstanding shares of common stock will not change as a result of this offering.

PREFERRED STOCK

         We are authorized to issue up to 1,000,000 shares of preferred stock. Our board of directors may issue preferred stock in one or more series and may determine the terms of preferred stock at the time of issuance, without further action by our stockholders. Such terms may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights.

         No shares of preferred stock are outstanding and we have no present plans to issue preferred stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could discourage, delay or prevent a takeover of us.

VOTING RIGHTS

         Holders of common stock have one vote for each share held on all matters submitted to a vote of stockholders. A majority of the outstanding shares of common stock constitutes a quorum required for a meeting of, or action by, stockholders. The shares of common stock do not have cumulative voting rights in the election of directors. As a result, the holders of more than 50% of the common stock have the power to elect all the directors, to the exclusion of the remaining stockholders.

DIVIDEND AND OTHER RIGHTS

         Our articles of organization provide that our board of directors may declare dividends on the common stock, subject to the rights of any series of preferred stock. Our credit agreement with the Chase Manhattan Bank, however, prohibits us from making dividend distributions with respect to any shares of our capital stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

TRANSFER AGENT

         The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Immediately following this offering 4,024,072 shares of common stock will be outstanding. All of these shares, other than shares owned by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, will be tradeable without restriction. We believe that 1,984,011 of our shares are presently owned by "affiliates." Future sales of substantial amounts of shares of common stock in the public market, or the perception that such sales could occur, could adversely affect the price of the shares of common stock in the trading market for such shares.

         Our shares currently trade on the OTC Bulletin Board. Following this offering, we cannot predict the effect, if any, that sales of common stock or the availability of such shares for sale will have on the market price.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered in this prospectus will be passed upon for us by Parker Chapin LLP, New York, New York.

                                     EXPERTS

         Our financial statements incorporated in this prospectus by reference to the Annual Report on our Form 10-K of Labtec Inc. for the year ended March 31, 1999, and the historical financial statements included on pages F-1 through F-13 of our Current Report on Form 8-K/A dated August 20, 1999 and filed on November 2, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports included in the Form 10-K and Form 8-K/A. Such financial statements are so incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                              ABOUT THIS PROSPECTUS

         This prospectus does not contain all of the information included in the registration statement of which this prospectus is a part. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

         You should read this prospectus together with the additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:


450 Fifth Street, N.W.         7 World Trade Center            500 West Madison Street
Room 1024                      Suite 1300                      Suite 1400
Washington, D.C. 20549         New York, New York 10048        Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "LABT," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC's Web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     o Annual Report on Form 10-K for the fiscal year ended March 31, 1999, as amended on Amendment No. 1 on Form 10-K/A filed July 29, 1999;
     o Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999, September 30, 1999 and December 31, 1999;
     o the Current Reports on Form 8-K dated August 20, 1999 (date of earliest event reported), November 1, 1999 (date of earliest event reported), December 1, 1999 (date of earliest event reported) and February 15, 2000 (date of earliest event reported) and our Current Report on Form 8-K/A dated August 20, 1999, filed on November 2, 1999; and
     o the description of our common stock contained in our Registration Statement on Form 8-A filed on November 29, 1995 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

--------------------------------------------------------------------------------





                                   LABTEC INC.

                                     262,237

                                     Shares

                                  Common Stock

                                   PROSPECTUS











                                     , 2000

--------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurring in connection with the sale of the securities being registered will be borne by the Company. Other than the registration fee, the amounts stated below are estimates.

Securities and Exchange                                           $510.58
   Commission registration fee
Legal fees and expenses (1)                                    $19,570.00
Accounting fees and expenses (1)                                $1,500.00
Transfer agent fees (1)                                                $0
Printing and engraving expenses (1)                                    $0
Miscellaneous (1)                                                      $0
                                                         -----------------
Total                                                          $21,580.58
                                                         =================
---------------
(1)      Estimated.


The Selling Stockholder will bear the expense of its own legal counsel and miscellaneous fees and expenses, if any.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Registrant the power to indemnify any director, officer, employee or agent to whatever extent permitted by the Registrant's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Registrant of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of the Registrant's By-Laws provides that the Registrant shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by the Registrant of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

         The Registrant also has in place agreements with certain officers and directors which affirm the Registrant's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by the Registrant's By-Laws.

         Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Section VI.C.5. of the Registrant's Restated Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS.

      Exhibit
      Number    Description
      ------    -----------

         5.1 Opinion of Parker Chapin LLP as to the legality of the securities registered hereunder. Filed herewith.

         23.1 Consent of PricewaterhouseCoopers LLP, independent accountants. Filed herewith.

         23.2 Consent of Parker Chapin LLP (contained in Opinion of Parker Chapin LLP, filed as Exhibit 5.1 hereto).

         24.1 Power of Attorney (set forth on the signature page to this Registration Statement).

ITEM 17. UNDERTAKINGS.

          (a)     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3)
            of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington on February 29, 2000.

                                             LABTEC INC.

                                             By:      /s/ Robert G. Wick
                                                  ---------------------------
                                                   Robert G. Wick
                                                   President and Chief Executive
                                                    Officer

                                POWER OF ATTORNEY

         The undersigned directors and officers of Labtec Inc. hereby constitute and appoint Robert G. Wick, Marc J. Leder and Rodger R. Krouse and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.


              Signatures                     Title                                            Date
              ----------                     -----                                            ----

/s/ Robert G. Wick                           President and                                    February 11, 2000
--------------------------------------       Chief Executive Officer
            Robert G. Wick

                                             Co-Chairman, Senior Vice President,              February 21, 2000
/s/ Marc J. Leder                            Finance, Chief Financial Officer,
--------------------------------------       Treasurer and Director
            Marc J. Leder

/s/ Rodger R. Krouse                                                                          February 21, 2000
--------------------------------------
           Rodger R. Krouse                  Co-Chairman, Clerk and Director

/s/ George R. Rea                                                                             February 10, 2000
--------------------------------------
            George R. Rea                    Director

/s/ Patrick J. Sullivan                                                                       February 11, 2000
--------------------------------------------
         Patrick J. Sullivan                 Director

/s/ Bradley A. Krouse                                                                         February 22, 2000
--------------------------------------------
          Bradley A. Krouse                  Director

/s/ Joseph Pretlow                                                                            February 22, 2000
--------------------------------------
            Joseph Pretlow                   Director

/s/ Clarence Terry                                                                            February 11, 2000
--------------------------------------
            Clarence Terry                   Director


                                  EXHIBIT INDEX

            Exhibit
            Number      Description
            ------      -----------

            5.1 Opinion of Parker Chapin LLP as to the legality of the securities registered hereunder. Filed herewith.

            23.1 Consent of PricewaterhouseCoopers LLP, independent accountants. Filed herewith.

            23.2 Consent of Parker Chapin LLP (contained in Opinion of Parker Chapin LLP, filed as Exhibit 5.1 hereto).

            24.1 Power of Attorney (set forth on the signature page to this Registration Statement).